The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET
12-13

KEEPING THE SASKATCHEWAN ADVANTAGE
SUPPLEMENTARY ESTIMATES MARCH

Government -------- of -------- Saskatchewan
Supplementary Estimates - March

For the Fiscal Year Ending March 31 2013

Introduction

The 2012-13 Supplementary Estimates – March represent funding provided by special warrants and additional statutory funding after passage of the Appropriation Act for the 2012-13 Supplementary Estimates – November.

In accordance with Section 14(3) of The Financial Administration Act, 1993, the amounts appropriated by special warrant “shall be submitted to the Legislative Assembly as part of the next Appropriation Act that is not an Act for interim supply”.  The amounts identified in the 2012-13 Supplementary Estimates – March submitted to the Legislative Assembly will be included in the main 2013-14 Appropriation Act in accordance with The Financial Administration Act, 1993.

The 2012-13 Supplementary Estimates – March reflect the May 25, 2012, government reorganization pursuant to The Government Organization Act.  The Act transfers the administration of parts of the public service and the money appropriated with respect to that part of the public service in various program areas.  The program areas will continue to be funded from the original appropriation included in the 2012-13 Estimates.  The additional funding provided for these program areas was provided by special warrant under the new structure.

The 2012-13 Supplementary Estimates – March follow the similar vote (ministry or Crown organization), subvote (major program area) and allocation (component of a subvote) as the 2012-13 Estimates with the exception of reorganized programs.

The subvote descriptions provided in the 2012-13 Estimates apply to the 2012-13 Supplementary Estimates – March.  Subvote descriptions may be expanded by the explanation for the additional funding provided by the Supplementary Estimates.

General Revenue Fund
Supplementary Estimates - March
For the Fiscal Year Ending March 31, 2013
(thousands of dollars)

		Supplementary
		Estimates
		2012-13
Budgetary Appropriation

Executive Branch of Government

Advanced Education - Vote 37
Student Supports (AE03)
Graduate Retention Program		4,090
		4,090
Additional funding was provided by special warrant for increased costs associated with higher than expected uptake in the Graduate Retention Program.

Agriculture - Vote 1
Business Risk Management (AG10)
Crop Insurance Program Premiums	601
AgriStability	33,650
AgriInvest	8,903	43,154
		43,154
Additional funding was provided by special warrant to fully fund Saskatchewan's contribution to the AgriStability, AgriInvest and Crop Insurance programs for 2012-13.

Education - Vote 5
K-12 Education (ED03)
School Capital		7,894
Teachers' Pensions and Benefits (ED04)
Teachers' Superannuation Plan (Statutory)	49,353
Teachers' Group Life Insurance (Statutory)	107
Saskatchewan Teachers' Retirement Plan (Statutory)	817	50,277
This vote includes "Statutory" amounts. The amount "To Be Voted" is $7,894K.		58,171

Additional funding was provided by special warrant for increased capital requirements due to the
Swift Current co-ownership project advancing more quickly than anticipated and increased capital funding for relocatables.  Additional statutory funding is due to higher than budgeted requirements for teachers' pensions and benefits.

Supplementary Estimates - March
Continued
(thousands of dollars)

		Supplementary
		Estimates
		2012-13

Finance - Vote 18
Research and Development Tax Credit (FI12)
Research and Development Tax Credit		10,000
Pensions and Benefits (FI09)
Canada Pension Plan - Employer's Contribution	520
Employment Insurance - Employer's Contribution	280
Employees' Benefits - Employer's Contribution	5,777	6,577
		16,577

Additional funding was provided by special warrant for increased costs associated with higher than expected 2011 assessments for the Research and Development tax credit, an arbitration award for the
Extended Health Care Plan, increased benefits funding reflecting higher salary costs across government, and January 1, 2013, rate increases for the employer's contribution to Employment Insurance and
Canada Pension Plan.

Government Relations - Vote 30
Public Safety (GR11)
Provincial Disaster Assistance Program		35,470
		35,470
Additional funding was provided by special warrant for higher than expected claims for the Provincial Disaster Assistance Program.

Highways and Infrastructure - Vote 16
Operation of Transportation System (HI10)
Winter Maintenance		10,000
		10,000
Additional funding was provided by special warrant for higher than budgeted winter maintenance costs related to snow removal and ice control on provincial highways.

Supplementary Estimates - March
Continued
(thousands of dollars)

		Supplementary
		Estimates
		2012-13

Justice - Vote 3
Central Management and Services (JU01)
Central Services		2,123
Courts and Civil Justice (JU03)
Court Services	588
Salaries - Provincial Court Judges (Statutory)	865	1,453
Legal and Policy Services (JU04)
Public Prosecutions		664
Adult Corrections (JU06)
Adult Corrections Facilities		2,968
Courts Capital (JU11)
Courts Capital		730
This vote includes "Statutory" amounts. The amount "To Be Voted" is $7,073K.		7,938

Additional funding was provided by special warrant for increased information technology costs, higher demand for court services, higher than expected demand for government legal services and prosecutions, higher than expected inmate and probationary costs and increased capital costs for the
Criminal Justice Information Management System. Additional statutory funding is required for higher than budgeted salaries for Provincial Court Judges.

Legislative Branch of Government

Advocate for Children and Youth - Vote 76
Advocate for Children and Youth (CA01)
Children's Advocate Operations		22
		22
Additional funding was provided by special warrant for the design and planning of new office space resulting from the expiry of the current lease.

Summary - Budgetary Appropriation
"To Be Voted"		124,280
"Statutory"		51,142

Total Budgetary Appropriation		175,422

Supplementary Estimates - March
Continued
(thousands of dollars)

Supplementary
Estimates
2012-13

Lending and Investing Activities

Saskatchewan Power Corporation - Vote 152
Loans (PW01) - Statutory	24,000
Amounts in this vote are "Statutory".	24,000

Summary - Lending and Investing Activities
"To Be Voted"	-
"Statutory"	24,000

Total Lending and Investing Activities	24,000